As Filed with the Securities and Exchange Commission on July 15, 2014

No. 333-193329

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE DIGITAL DEVELOPMENT GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	98-0515726
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6630 Sunset Blvd.
Los Angeles, California 90028
(Address of Principal Executive Offices)(Zip Code)

The Digital Development Group Corp. 2014 Equity Incentive Plan

(Full title of the plan)

Martin W. Greenwald
Chief Executive Officer
The Digital Development Group Corp.
6630 Sunset Blvd.
Los Angeles, California 90028
(Name and Address of Agent For Service)

(800) 783-3128
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

This Amendment No. 2 is being filed to reflect that the number of shares of common stock, par value $0.001 per share, of The Digital Development Group Corp. covered by this Registration Statement is increased from 6,000,000 to 10,500,000.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,500,000	$0.0865	$389,250	$50.14

(1)

This Amendment No.2 to the Registration Statement on Form S-8 (File No. 333-193329) for The Digital Development Group Corp. (the “Company”) covers an additional 4,500,000 shares (the “Additional Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”) to be issued as Stock Awards under The Digital Development Group Corp. 2014 Equity Incentive Plan (the “2014 Plan”). An aggregate of 10,500,000 shares of the Company’s Common Stock have been or may be issued as Stock Awards under the 2014 Plan. Of the 10,500,000 shares, 6,000,000 shares were previously registered (the “Previously Registered Shares”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-193329), as amended by Amendment No. 1 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 3, 2014 (File No. 333-193329). The registration fee for the Additional Shares is $50.14. The Company previously paid the registration fee for the Previously Registered Shares.

(2)

Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock which become issuable as Stock Awards under The Digital Development Group Corp. 2014 Equity Incentive Plan, as amended, by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the Company’s outstanding shares of Common Stock.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported OTC Markets on July 11, 2014.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

The Digital Development Group Corp. (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-193329), as amended by Amendment No. 1 to the Registration Statement on Form S-8 filed on March 3, 2014 (“Amendment No. 1”, and as so amended, the “Prior Registration Statement”), relating to the Company’s 2014 Stock Incentive Plan, as amended (the “2014 Plan”). Under the Prior Registration Statement, the Registrant registered an aggregate of 6,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) to be offered and sold under the 2014 Plan.

This Amendment No. 2 is filed pursuant to General Instruction E of Form S-8 and relates to the Prior Registration Statement. Except for the changes set forth herein, the contents of the Prior Registration Statement, including each of the documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein. In addition, all exhibits required by General Instruction E of Form S-8 are filed as exhibits hereto.

The Board of Directors of the Company approved an amendment (the “Amendment No. 2”) to the 2014 Plan to increase the number of shares available for the grant of Stock Awards under the 2014 Plan from 6,000,000 to 10,500,000. The Company has filed this Amendment No. 2 to the Company’s Prior Registration Statement to register under the Securities Act the offer and sale pursuant to the 2014 Plan of an additional 4,500,000 shares of Common Stock not previously registered. Following this amendment, an aggregate of 10,500,000 shares of Common Stock will be registered under this Registration Statement on Form S-8, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.

Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 15, 2014.

THE DIGITAL DEVELOPMENT GROUP CORP.

By: /s/Martin W. Greenwald

Martin W. Greenwald

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of THE DIGITAL DEVELOPMENT GROUP CORP., a Nevada corporation (the “Company”), hereby nominates and appoints Martin W. Greenwald and David Altshuler, and each of them acting or signing singly, as his agents and attorneys-in-fact (the “Agents”), in his respective name and in the capacity or capacities indicated below, to execute and/or file, with all exhibits thereto, and other documents filed in connection therewith or constituting a part thereof: (1) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of shares of Common Stock of the Company to be issued in connection with The Digital Development Group Corp. 2014 Equity Incentive Plan, as amended, and (2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness.

Further, the undersigned do hereby authorize and direct such agents and attorneys-in-fact to take any and all actions and execute and file any and all documents with the Securities and Exchange Commission (the “SEC”) or state regulatory agencies, necessary, proper or convenient in their opinion to comply with the Securities Act and the rules and regulations or orders of the SEC, or state regulatory agencies, adopted or issued pursuant thereto, to the end that the registration statement of the Company shall become effective under the Securities Act and any other applicable law.

Finally, each of the undersigned does hereby ratify, confirm and approve each and every act and document which the said appointment agents and attorneys-in-fact may take, execute or file pursuant thereto with the same force and effect as though such action had been taken or such documents had been executed or filed by the undersigned respectively.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: July 15, 2014	/s/ Martin W. Greenwald
Martin W. Greenwald
Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Dated: July 15, 2014	/s/ Bryan Subotnick
Bryan Subotnick
Director

Dated: July 15, 2014	/s/ David Altshuler
David Altshuler
Director and Corporate Secretary

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description of Document
3.1	Certificate of Incorporation(1)
3.2	Articles of Incorporation(1)
3.3	Certificate of Correction(1)
3.4	Text of Amendment to Articles of Incorporation(2)
3.5	By-laws(1)
5.1	Opinion of Steven James Davis, A Professional Corporation*
23.1	Consent of Consent of Anton & Chia, LLP *
23.3	Consent of Steven James Davis, A Professional Corporation (included in Exhibit 5.1)*
24.1	Power of Attorney (included as part of the signature page to this Registration Statement)*
99.1	The Digital Development Group Corp. 2014 Equity Incentive Plan(3)
99.2	Form of Notice of Stock Award Grant for the 2014 Equity Incentive Plan(3)
99.3	The Digital Development Group Corp. 2014 Equity Incentive Plan Amendment(4)
99.4	The Digital Development Group Corp. 2014 Equity Incentive Plan Amendment No. 2*

(1)

Incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on March 19, 2009.

(2)

Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 2, 2012.

(3)

Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed on January 13, 2014

(4)

Incorporated by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-8 filed on March 3, 2014.

*

Filed herewith.